Exhibit 10.42
GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
DEFERRED SHARE UNIT AGREEMENT

THIS DEFERRED SHARE UNIT AGREEMENT (this “Agreement”), made as of this ___ day of _________ 20__ between GrafTech International Ltd. (“GrafTech”) and ___________________ (the “Participant”).

WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”); and

WHEREAS, Section 7 of the Plan provides for the grant to Participants of equity-based or equity-related awards, including deferred share units.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.    Grant of DSUs. Pursuant to the terms of the Amended and Restated GrafTech International Ltd. Director Deferred Fee Plan (Amended and Restated Effective April 1, 2023) (the “Deferral Plan”), GrafTech hereby confirms to the Participant the grant, effective as of each of March 31, June 30, September 30 and December 31 occurring during the applicable Calendar Year (each, a “Grant Date”), pursuant to, and subject to, the terms and conditions set forth herein and in the Plan and the Deferral Plan, of deferred share units (the “DSUs”), with the number of DSUs granted on each Grant Date determined as described in the Deferral Plan. Each DSU represents a conditional right to receive one share of Common Stock.

2.    Vesting. The DSUs shall be fully vested at all times.

3.    Dividend Equivalent Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech confirms to the Participant the right to receive in respect of each DSU held by the Participant, on a dividend record date occurring after the Grant Date and prior to the date of settlement of the DSUs pursuant to Section 4 of this Agreement, the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (a “Dividend Equivalent”), subject to the terms of this Section 3. The Dividend Equivalents will be deemed reinvested in the form of additional DSUs under this Agreement (“Dividend Equivalent Units”) determined by dividing the value of the aggregate Dividend Equivalents on the DSUs subject to this Agreement by the Fair Market Value of a share of Common Stock on the applicable dividend payment date (rounded down to the nearest whole DSU). Dividend Equivalents will also accrue on the deemed reinvested Dividend Equivalent Units (and be deemed reinvested into additional Dividend Equivalent Units). Dividend Equivalent Units will in all cases be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, forfeiture and settlement, that apply to the corresponding DSUs under this Agreement and the Plan.

4.    Delivery of Common Stock. Subject to Section 7 hereof, one share of Common Stock shall be delivered to the Participant in respect of each DSU as follows, based on the deemed election of the Participant (only one may be checked): _____ as soon as practicable following the date of termination of the Participant’s service on the Board of Directors (but in any event no later than the last day of the calendar year in which such termination occurs); or _____ in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the Participant’s service on the Board of Directors; provided, however, that, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) will be delivered six months and one day after the Participant’s separation from service (or, as applicable, the Participant’s death, if earlier). The value of any partial DSUs shall be paid to the Participant in cash.

5.    Transferability. No DSUs may be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than GrafTech), or assigned or transferred by such Participant; immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of any DSUs, such DSUs will be forfeited by the Participant and all of the Participant’s rights to such DSUs shall immediately terminate without any payment or consideration from GrafTech.

6.    Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein). All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

7.    Taxes. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any DSUs subject to this Agreement.

8.    Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action. To the extent applicable, it is intended that this Agreement and the Plan comply with Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent.

9.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10.    No Special Service Rights; No Right to Award. Nothing contained in the Plan or as a result of this DSU award shall confer upon the Participant any right with respect to the continuation of his or her service on the Board of Directors. The rights or opportunity granted to the Participant on the making of this DSU award shall not give the Participant any rights or additional rights to compensation or damages in consequence of any of: (a) the Participant giving or receiving notice of termination of his or her service on the Board of Directors; (b) the loss or termination of his or her service on the Board of Directors for any reason whatsoever; or

(c) whether or not such termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

11.    Stockholder’s Rights. The Participant shall have no rights as a stockholder of GrafTech with respect to any shares of Common Stock in respect of the DSUs evidenced by this Agreement until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the DSUs prior to settlement.

12.    Data Privacy. By participating in the Plan, the Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by GrafTech for all purposes connected with the operation of the Plan, including, but not limited to: (a) holding and maintaining details of the Participant and his or her participation in the Plan; (b) transferring data relating to the Participant and his or her participation in the Plan to GrafTech registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to GrafTech; (c) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of GrafTech (or the prospective purchaser's advisers); and (d) with respect to Participants employed in the European Economic Area, transferring data relating to the Participant and his or her participation in the Plan under (a) to (c) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.

13.    Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof (including any applicable compensation deferral election by the Participant), contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Deferral Plan and the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

14.    Policy Against Insider Trading. By accepting the DSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.

15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

17.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon grant or vesting of the DSUs or receipt or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such grant, receipt, vesting or disposition.

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NOVEMBER 30, 2022
IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GrafTech International Ltd.

_____________________________
By:
Title:

_____________________________
[Participant’s name]
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